Exhibit 10.11
VIRTUAL RADIOLOGIC CORPORATION
EQUITY INCENTIVE PLAN
NON-INCENTIVE STOCK OPTION AGREEMENT
     THIS AGREEMENT (“Agreement”), made and entered into effective this                     , by and between VIRTUAL RADIOLOGIC CORPORATION, a Delaware corporation (hereinafter referred to as the “Corporation”) and                      (“Director”) a Director of the Corporation.
     WHEREAS, Corporation desires to provide the Director with an additional inducement to advance the interests of the Corporation and the Corporation, by possessing an option to purchase common shares of the Corporation in accordance with the Virtual Radiologic Corporation Equity Incentive Plan (the “Plan”).
     WHEREAS, Director is a Contractor, as defined in the Plan.
     NOW THEREFORE, on the basis of the premises and of the mutual considerations provided herein, the parties agree as follows:
1.	Definitions. Words and phrases not otherwise defined herein shall have the meanings ascribed to them, respectively, in the Plan.

2.	Grant of Option. The Corporation grants to Director an Option (the “Option”) to purchase all or any part of an aggregate of shares of the Corporation’s common stock, par value $0.001 per share (the “Shares”) at the exercise price of $ per share, in the manner and subject to the conditions provided herein and in the Plan. The Option hereby granted shall be treated as a non-incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and as provided in the Plan.

3.	Time of Vesting and Exercise of Option.
a.	This Option shall vest for, and Director may first exercise the Option with respect to [INSERT VESTING TERMS].

b.	In the event of Director’s death or termination of engagement by the Corporation due to Disability, the Option shall vest and become exercisable as to the greater of: (i) the number of Shares for which the Option was otherwise, in accordance with this Option Agreement, vested and exercisable (or previously exercised) on the date of death or Disability, or (ii) that percentage of the total number of Shares subject to the Option (including any Shares for which the Option may have been previously exercised) which is determined by dividing the Director’s number of complete months of engagement by the Corporation, by the total number of months of engagement which would otherwise be required for the Option to fully vest under the terms of the Option agreement (to a maximum of 100%)

c.	Notwithstanding any provision of this Agreement to the contrary, in no case may the Option be exercised to any extent by anyone after .
4.	Method of Exercise. The Option may be exercised in whole or in part from time to time by (i) written notice to the Corporation of intent to exercise the Option with respect to a specified number of Shares; (ii) tendering to the Corporation this original Option agreement (or a replacement Option agreement satisfactory to the Board of Directors or the Compensation Committee thereof (the “Committee”)); and (iii) payment to the Corporation of the exercise price for the number of Shares with respect to which the Option is then exercised. Except as set forth in the next sentence, payment of the exercise price may be made in any of the following manners:
(1)	cash, including certified check, bank draft or postal or express money order;

(2)	personal check (provided that if payment of the exercise price is made by personal check and such personal check is not timely paid by the drawer’s bank, such payment shall be deemed not to have been made and any Shares issued upon such exercise shall be deemed void and never issued);

(3)	by surrender for cancellation of Shares of Stock which:
(a)	were acquired by the Director (or person exercising the Option) other than by exercise of an Option;

(b)	were acquired by the Director (or person exercising the Option) upon exercise of an Option where the Option Shares being surrendered have been held by the Director (or person exercising the Option) for at least six months after such exercise; or

(c)	were acquired by the Director (or person exercising the Option) upon exercise of an Option where the Option Shares being surrendered have been held by the Director (or person exercising the Option) for six months or less after such exercise but only if the Director (or person exercising the Option) has obtained prior approval of the specific surrender (such approval to specify at least the date of grant of the Option being exercised, the dates of grant and exercise of the Option pursuant to which Shares to be surrendered were acquired, and the number of Option Shares to be surrendered) by the Committee; and which have a Fair Market Value equal to the exercise price of the Options being exercised (if the Shares surrendered have a Fair Market Value in excess of the exercise price of the Options being exercised, the Corporation shall promptly pay to the Director or person exercising the Option an amount equal to the excess of such Fair Market Value over the exercise price, not to exceed the Fair Market Value of one Share); or
(4)	by delivery of a notice of “net exercise” to the Corporation, pursuant to which Director shall receive the number of Shares underlying the Options so exercised reduced

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by the number of Shares equal to the aggregate exercise price of the Options divided by the Fair Market Value on the date of exercise; or
(5)	by any other method of payment which the Committee shall approve before, at, or after the date of grant of such Options.
     An Option shall be deemed to have been exercised immediately prior to the close of business on the date the Corporation is in receipt of the original Option agreement, written notice of intent to exercise the Option, and payment for the number of Shares being acquired upon exercise of the Option. Director shall be treated for all purposes as the holder of record of the Option Stock as of the close of business on such date, except where Shares are held for unpaid withholding taxes. As promptly as practicable on or after such date, the Corporation shall issue and deliver to Director a certificate or certificates for the Option Stock issuable upon such exercise; provided, however, that such delivery shall be deemed effected for all purposes when the Corporation, or the stock transfer agent for the Corporation, shall have deposited such certificates in the United States mail, postage prepaid, addressed to the Director at the address specified in the written notice of exercise.
     Notwithstanding the foregoing listing of permissible manners of payment of exercise price, the Committee shall have the right from time to time to cancel, limit or suspend as to any one, some, or all Option(s) and as to any one, some, or all Directors, the right to make payment under any one or more manners of payment (other than the payment by cash, certified check, bank draft or postal or express money order), including other methods of payment previously approved by the Committee. There shall be no exercise at any one time for fewer than one hundred (100) Shares (or such lesser number of Shares as the Committee may from time to time determine in its discretion) or all of the remaining Shares then purchasable by Director or person exercising the Option.
5.	Termination of Option. Except as herein otherwise provided, the Option granted under this Agreement, to the extent not heretofore exercised, shall terminate upon the first to occur of the following events:
a.	The date on which Director ceases to be a contractor to the Corporation by reason of a voluntary termination by election of the Director, or by reason of an involuntary termination for Cause by election of the Corporation;

b.	The expiration of twelve months after the date on which the Director ceases to be a contractor to the Corporation by reason of death;

c.	The expiration of three months after the date on which the Director ceases to be a Contractor to the Corporation by reason of Disability; or

d.	The expiration of three months after the date on which Director ceases to be a Contractor to the Corporation by reason of an involuntary termination by election of the Corporation without Cause.

e.	Midnight on .

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6.	Reclassification, Consolidation or Merger.
a.	If and to the extent that the number of issued common shares of Corporation shall be increased or reduced by change in par value, split up, reverse split, reclassification, distribution of a dividend payable in stock, or the like, the number of common shares subject to the Option and the option price per share shall be proportionately adjusted in accordance with the Plan.

b.	If Corporation is reorganized or consolidated or merged with another Corporation, Director shall be entitled to receive an option (the “New Option”) covering common shares of such reorganized, consolidated or merged Corporation in the same proportion, at an equivalent price, and subject to the same conditions as the Option. For purposes of the preceding sentence, the excess of the fair market value of the common shares subject to the Option immediately after the reorganization, consolidation or merger over the aggregate option price of such common shares shall not be more than the excess of the aggregate fair market value of all common shares subject to the Option immediately before such reorganization, consolidation or merger over the aggregate option price of such common shares, and the New Option or assumption of the Option shall not give Director additional benefits which he does not have under this Option, or deprive him of benefits which he has under this Option. In the event of such reorganization, consolidation or merger, the Committee may also elect to cash out any awards as described in the Plan.
7.	Rights Prior to Exercise of Option. This Option is non-transferable by Director, except in the event of his or her death, and during his or her lifetime is exercisable only by Director; provided, however, that this Option may be transferred by Director for estate planning purposes subject to prior or other written approval by the Corporation, in its sole discretion or pursuant to any policy and requirements concerning such transfers as may then be in effect. In the event of death, this Option may be exercised by Director’s personal representative or the party inheriting the Option. No person shall have any rights as a stockholder with respect to any common shares purchasable hereunder until payment of the option price and delivery to him of such common shares as herein provided.

8.	Restriction on Disposition.
a.	All common shares acquired by Director pursuant to this Agreement shall be subject to the restrictions on sale, encumbrance and other disposition contained in the Corporation’s Bylaws, or imposed by applicable laws or regulations of the State of Delaware or the United States of America regarding the registration or qualification of such acquisition of common shares. The Corporation may require a prior opinion of its counsel, which the Corporation shall use its best efforts to obtain, that the transfer or other disposition of common shares acquired pursuant to this Agreement will not violate the Securities Act of 1933 or any applicable state law regulating the sale of securities.

b.	All common shares acquired pursuant to this Agreement shall be subject to reacquisition by the Corporation upon the terms and conditions set forth in the Plan.

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9.	Merger and Supersession. This Agreement merges and supersedes all prior negotiations or agreements between the Corporation and the Director with respect to the subject matter hereof, and sets forth in their entirety all rights Director has or may claim for any reason to receive options, shares or other equity rights in the Corporation hereunder.

10.	Binding Effect; Plan Governs; Survival.

10.1	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.2	This Agreement shall be construed in accordance with and shall be governed by the terms of the Plan as adopted and approved by the Corporation within the meaning of Section 422 of the Code, as the Plan may be amended from time to time by the Corporation. Director acknowledges receipt of a copy of the Plan prior to the execution hereof and agrees to be bound by the terms of the Plan. If possible, this Agreement shall be construed along with and in addition to any other agreement which the Corporation and Director may enter into, but any provision in this Agreement which contradicts any provision of any other agreement shall take precedence and be binding over such other provision. In order to provide the Corporation with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option and in order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state withholding, income or other taxes are withheld or collected from Director.

10.3	The provisions of this Agreement, the Plan or other documents incorporated therein, shall be governed by, interpreted and enforced in accordance with the laws of the State of Delaware, unless and to the extent they are pre-empted by the laws of the United States of America.

10.4	Sections 8, 9 and 10 of this Agreement shall survive the exercise or termination of the Option, the delivery of any Option shares, or termination of this Agreement.

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This Agreement shall be effective as of the date first written above.

DIRECTOR	CORPORATION

[NAME]	VIRTUAL RADIOLOGIC CORPORATION

By:

Dated:	Dated:

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